Exhibit 10.2

LIABILITY AND ASSET GUARANTEE

Between the undersigned

VALFIN SA

A Business Corporation under French Law, with a capital of 500 000 Euros

Whose registered office is at 24 Rue des Teinturiers, 84000 Avignon (France)

On the Avignon Trade and Companies Register under No 385 386 834

Represented by Mr Jean Patrice DAIRE

Hereinafter called the Assignor or the Guarantor, the first party

AND

Q.E.P. Co. INC

A Delaware company

Whose registered office is at 1081 Holland Drive, Boca Raton, Florida 33487

Represented by its Chairman, Mr Lewis GOULD

Hereinafter called the Assignee, the second party

The following was set out and agreed:

PREAMBLE

In terms of the agreement dated             of the                      (“the Agreement”) the two parties signing below agreed to assign all 8,200 shares in PRCI for a mutually agreed price based on the Company’s Balance Sheet as of 31 December 2003 (“the Balance Sheet”).

The price was confirmed in the light of the Company’s financial situation as shown in the Balance Sheet as of 30 June 2004, provided this shows shareholders’ equity of the same or a greater amount than that shown on the Balance Sheet of 31 December 2003.

The transfer taking place in accordance with the agreement shall be covered by a guarantee of the Company’s assets and liabilities, as at the date of this Guarantee and as at the date of transfer of the shares in PRCI.

The Guarantor declares and acknowledges that the accounting documents handed to the Assignee were drawn up in accordance with the generally accepted accounting standards and practices allowed in France, and that the tax forms used are those required by the tax authorities.

GIVEN THE ABOVE PREAMBLE THE PARTIES AGREED AS FOLLOWS:

The Assignor hereby declares and certifies, warrants and represents as at the date of this agreement and as at the date of transfer of the shares in PRCI (the “Completion”):

a)	The Articles of Incorporation of the Company (which expression throughout this document shall include both PRCI and COMETEL) are up-to-date and in full compliance with current legislation, that the general meetings of shareholders and board of directors’ meetings are held regularly, and that the minutes of these meetings are recorded in a numbered, dated and signed minute books. The Shares are the only shares of the Company in issue and no agreement exists whereby any person may call for or receive additional shares of the Company.

b)	The Company is the sole owner, not subject to any restriction or reserve, of all tangible and intangible assets shown on the Balance Sheet and of all assets acquired in the interval, the said assets not having been pledged or otherwise given as security. The Company does not have any subsidiary; the Company does not hold shares in any other company and is not a partner in any Partnership or a participant in any joint venture. None of the debts owed to the Company will remain uncollected.

c)	The Company has not entered into any agreement that might affect its activities in a significant way. It is also not bound by any contract or undertaking, with the exception of insurance policies, whose termination without compensation requires notice of more than three months. In addition, none of the Company’s customers or suppliers have expressed any desire to or intention of termination any existing contract or of refusing to renew existing contracts when they expire. There are no arrangements with customers which in accordance with their terms are or may be terminable on a change of control of the Company.

The premises occupied by the Company for the exercise of its function are not the Company’s property, but are rented under a commercial lease in accordance with French legislation. The afore-mentioned lease is annexed to this Guarantee (Schedule 1). However in order for the Assignee to have a complete understanding, it should be noted that commercial leases have specific conditions, namely regarding the duration of contracts and compulsory notices which are in excess of the three months above-mentioned. In particular the current commercial lease, which PRCI is bound to, has a duration of three years and can only be terminated, except with the lessor’s agreement, at the end of this period and only with six months’ prior notice. The Company does not own or lease any other real estate.

d)	The property and equipment, comprising the Company’s assets are sufficient for PRCI to operate its business as it has done since 1 January 2003 and is in a state of normal wear and tear for its age. All the Company’s assets are insured under policies currently in force. To date, all requisite action has been taken to ensure that these policies are valid, and in particular that their premiums have been paid on the due dates. The Company owns or is licensed for all intellectual property rights used in its business.

e)

As part of its business activities, the Company has never prejudiced the rights of any third party and has duly respected its contractual and other obligations. The Company is not involved in, or been forewarned of any legal process, action, appeal, dispute, claim or administrative enquiry, and is not subject to any legal judgment or sentence. The only exception to the above is the 1993 lawsuit brought against the company by Mr Franze; however by utilising the principle of prudence, the Company has made provisions for this, up to and including the budget drawn up at the closing of the financial year 2003. Furthermore, should the lawsuit be held up in court, it should not have any financial consequences on the Company due to the third party liability insurance policy held by the Company.

f)	The Company is not currently and is not likely to be involved in any dispute before the industrial arbitration.

No employee has any special contract and the Company’s arrangements with its employees are in compliance with current legislation and regulations. Only Mr Rene Condomines has an individual agreement which he has explained to the Buyer who acknowledges.

As of this day, the Company has 10 in situ, 11 sales representatives, 5 of which have a statute of REP Multicard, and 6 of which are non-salaried sales agents. A list of employees showing their length of service, the gross salaries in 2003 and 2004 other benefits (e.g. pension) and the bonus paid in 2003, the commission rates and commissions paid in 2003, is annexed together with details of bonus and commission arrangements for 2004 (Schedule 2).

g)	Since 1 January 2004, the Company has pursued its normal, current operations only, it has not transferred or yielded up any asset, reached any composition with creditors, or made any unusual investment or failed to pay its creditors in accordance with normal practice.

The Company has not distributed dividends. The transfers to the Assignee are realized inclusive of dividends, i.e. all the Company’s earning remain acquired to the Assignee. All monies due to the Company have been paid into its own bank accounts.

h)	The Company has duly filed all statements, forms and declarations required by law in connection with all taxes and social security charges. All taxes and social security contributions due have been paid and there is no previous deduction due on payments of dividends. The Company has in its own possession all its books and records.

i)	Since the Company’s creation, its annual Financial Statements have been drawn up in accordance with the accounting procedures set out in the general accounting plan; they are true and correct and give a fair presentation of the Company’s exact financial situation.

j)	All plant and equipment has been build and/or installed in accordance with current regulations. PRCI has received no notice in writing whatsoever from any authority requiring the modification or replacement of any property or installation, or required that such property be brought into compliance with the regulations. All property and installations are fit for use, duly maintained and repaired, without prejudice to normal wear and tear.

k)	The Company is in compliance with all applicable regulations as of this day, in particular concerning health and safety. It has never taken any action that has resulted in its employees being in contact with asbestos whilst in the premises of the Company.

l)	The Company’s stock, subject to the provisions made in the Balance Sheet, consists of usable products likely to be sold during its normal business activities at the prices at which they were valued in the Balance Sheet less provisions.

m)	PRCI, in its business activities, has always and still respects all applicable regulations and standards under French legislation. The information regarding PRCI contained in the Agreement is correct. Except as set out in Schedule 3, PRCI does not borrow monies from its bankers or other persons (except the Assignor).

No administrative or legal prohibition, injunction, restriction or limitation of any kind exists concerning its right to freely dispose of the Company’s assets. No fact or circumstance exists that could provide grounds for any such an action.

n)	The fixed assets are shown on the Company’s books at their purchase price, that all allocations to amortization and provisions for depreciations have been entered in the accounts in accordance with the normal rules.

o)	In drawing up the Balance Sheet as of 30 June 2004, duly certified by the Assignor and the statutory auditors and accepted by the Assignee, provisions have been made for all possible liabilities in accordance with the usual rules, and that all debts, other than bad debts, can be recovered in full and that adequate provisions have been made for bad debts. PRCI has no capital commitments which are unpaid. The Company complies with any obligations under the agreements relating to subsidies which have been granted to it.

p)	As of this day, the Company has not stood surety, endorsed bills or otherwise guaranteed credit for third parties, that no claim has been assigned in guarantee, that it has not entered into any real estate lease or other leasing agreement or off balance sheet items with the exception of those set out in the list annexed to this Guarantee (Schedule 4).

q)	The Guarantor or any other member of its group does not conduct business which is or might be competitive with the business of PRCI.

r)	70% of the Company’s sales are with a single customer, namely the company Leroy Merlin. A copy of the agreement with Leroy Merlin is annexed to this Guarantee (Schedule 5). The Guarantor is not aware of any reason why Leroy Merlin would cease to deal with the Company in a manner and to an extent consistent in all material respects with recent past practice. No other customer accounts for more than 5% of PRCI’s sales.

HAVING MADE THE ABOVE DECLARATION

The Assignor hereby gives the following formal and irrevocable undertaking:

Should any of the following be found:

•	Should any additional amount, whose origin or cause predates the transfer of the shares to the Assignee, whether such liabilities be due to tax authorities or to others, appear under liabilities to third parties;

•	Should the net amount of the various credits listed under the Company’s assets on the transfer date not be recuperable in full from debtors in spite of all necessary action without due effect;

•	and more generally, should the value of any asset be reduced for any reason before the transfer;

•	should any of these declarations be untrue in any material respect,

the Assignor accepts liability for any reduction in the Company’s net assets and for any direct prejudice, damage, loss, interest or penalties (including reasonable legal fees and expenses) which arises as a result of any of the declarations being untrue or of any expense or cost incurred in putting the Company into the position it would have been in if the declarations were true in all material respects.

The Assignor thus undertakes that if the net assets stated prove incorrect on account of any undisclosed liability or on account of the depreciation of any current asset, it will repay any shortfall in assets to the Assignee, payment of such amounts being made as a priority in the month following their discovery (assets not recovered) or payment by the Company (new liabilities), or by offsetting these amounts against amounts that may be due from the Assignee to the Assignor:

However, it is formally agreed that the change in the amount of any tax due by the Company as a result of such new liabilities, i.e. if the new liability is tax-deductible and the Company has made sufficient profits against which the liability can be offset, the said liability shall only be claimable after deduction of the corresponding corporate income tax credit;

It is expressly agreed that should a credit balance remain after any such compensation has been deducted, this shall not under any circumstances constitute an additional part of the price.

If a creditor make a claim, or should notice of a tax audit/reassessment be received from a tax or tax-related or social security authority, or any other such as the DGCCRF (competition and consumption and fraud department services) concerning the Company’s accounts or declarations for period predating the transfer, the Assignor shall be advised of the above claim or audit/reassessment by registered letter with proof of receipt within twenty days of its receipt and subject to indemnifying the Assignee and the Company to their reasonable satisfaction shall thus be in a position to contest the grounds or amounts of the claims. Any delay by the Assignee in informing the Assignor shall allow the Assignor to claim damages for breach of contract (which may be set against the Assignee’s claim) in compliance with this clause but shall not be a condition to the effectiveness of this Guarantee in relation to the particular matter.

To ensure that this clause can be duly executed, the Assignor undertakes to inform the Assignee of any change in its address without delay, or by default dispatch of the above (registered) letter to its last known address shall be deemed due service, and shall mark the start of any notice period required.

To this end, and to enable the Assignor to verify that the grounds on which possible claims against the Company have been made are actually justified, it is expressly agreed that its legal adviser may defend its interests in conjunction with the Company’s legal adviser under such time as a settlement is reached or a judgment or arbitrator’s decision rendered and the matter deemed res judicata, each party paying their own legal advisers’ fees.

Consequently, if any fresh liability is accepted, or if any increase in existing debt, or any tax, tax-related or social security reassessment relating to periods predating the transfer, is accepted by the Company without the Assignor ‘s agreement, the guarantee in this agreement shall not be applicable, unless the Assignor default in any way. Should the Assignor fails to reply within fifteen days of having effectively been advised of the claim, this shall be deemed agreement by them to pay their share of additional liabilities disclosed.

It is expressly agreed that any new item that may increase the value of the real assets (fixed assets and realizable assets) shall not increase the price and shall not be deducted from any amount that may be claimed under the above guarantee clauses.

The parties agree that in spite of this guarantee, no amount may be claimed on account of tax reassessments that simply reflect a transfer of a payment from one tax year to another or from one period to another in every case prior to the date of this Guarantee, with the exception of interest on late payments and/or tax penalties claimed under this heading.

The Guarantee shall terminate on 30 September 2008 except in relation to the registration duties and other matters for which the limitation period for claims is ten years or more.

Nevertheless, as concerns events covered by this Guarantee, revealed within the times allowed in this agreement but whose financial consequences have not been finally settled on its expiry date, the said events shall still be covered by the Guarantee until their financial consequences are fully and finally settled.

THRESHOLD

The Guarantor shall not be required to pay any amount whatsoever under this guarantee unless the total amount claimed exceeds three thousand euros (3 000€). When the cumulative total of the claims exceeds this figure, the Guarantor shall pay the Assignee the amount by which all the claims made exceeds this threshold.

The total indemnity for which the Assignor may be liable under this Guarantee shall not exceed a total amount of 1,400,000 Euros.

LANGUAGE AND LEGISLATION APPLICABLE

Given that there are two agreements in the respective languages of the two parties, it is agreed that the document drawn up in French shall prevail in the event of any difficulty in interpreting the Guarantee or enforcing its provisions. It is also agreed that this Guarantee shall be governed by and interpreted in accordance with French law and that in any event of any dispute between the parties, the parties attribute exclusive competence to the French courts ruling in accordance with French legislation.

Signed in
On
In three copies